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                                                                    EXHIBIT 10.1

CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO REGULATION 240.25B-2B OF THE SECURITIES EXCHANGE ACT OF 1934. [*] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST AND IS FILED SEPARATELY WITH THE COMMISSION.

                        Repurchase of Ribozyme Product

After completing Phase I Clinical Trials, Ribozyme Pharmaceuticals Inc. ("RPI") has decided to repurchase all rights to the Ribozyme Product, as defined in the March 17, 1999, Research and Collaboration Agreement, ("Agreement") between RPI and Eli Lilly and Company ("Lilly"). In exchange for the terms and conditions set forth in this Repurchase of Ribozyme Product letter ("Letter") Lilly hereby returns all the Ribozyme Product rights to RPI. All capitalized terms are as set forth in the Agreement.

     1.0  Reversion of License and Transfer of Information.  Lilly agrees that
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all rights to Ribozyme Products licensed under the Agreement shall revert to RPI and that Lilly shall transfer to RPI all material, data, information and regulatory documentation, including the Ribozyme IND, (jointly, "Data") reasonably required by RPI to continue Clinical Development of the Ribozyme Product at Lilly's cost. RPI agrees to accept all such material, information and regulatory documentation as is and agrees Lilly shall not be liable to RPI for any reason as a consequence of RPI's use of any such material, information or regulatory documentation. Transfer of Data shall occur within thirty (30) days of the last signature of this Letter. Lilly agrees to cooperate with RPI on the performance of regulatory audits that are reasonably required of Data. Data does not include basic research and biology, Specialty Lab data, antiviral assay in cell culture and any activities related to work in Japan.

     2.0  RPI Development.  RPI agrees to continue the development of Ribozyme
          ---------------
Product to demonstrate efficacy in the Field at a cost of at least [ * ], excluding any costs paid to Lilly, by September 28, 2001. If RPI spends less than such sum then RPI will refund any difference to Lilly by October 28, 2001.

     3.0  Termination Fee.   Lilly shall pay RPI a Termination Fee based upon
          ----------------
RPI's spending to date representing the Ribozyme Product in the amount of two million, seven hundred seventy four thousand, one hundred and nine U.S. dollars ($2,774,109) within ninety (90) days of September 28, 2000. Lilly waives its right under the Agreement to direct any amount of such Termination Fee to any other Lilly project at RPI.

     4.0  Royalty.  Under Section 6.5.3 of the Agreement, RPI shall pay Lilly a
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royalty of [ * ] on the Net Sales of each Ribozyme Product by RPI, its
Affiliates or sublicensees. The terms of sections 7.1, 7.2, 7.4-7.7 of the Agreement as they relate to this section 4.0 shall survive the termination of the Agreement.

     5.0  Milestone.  RPI shall pay Lilly a one time milestone for the first to
          ---------
occur of the following milestones:

          a) [ * ] upon RPI closing an agreement or agreements for development or marketing rights to a Ribozyme Product with a third party(ies), payable as follows:
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               i) [ * ] upon RPI closing an agreement that includes any one of the following major countries: U.S., Germany, Italy, Spain, United Kingdom, France, Japan, Canada, Brazil, China, Taiwan, Korea or India ("Major Country"); or
               ii) [ * ] upon RPI closing an agreement for any four or more territories or countries of which none are a Major Country; or
               iii) Two, [ * ] payments where the first payment is made upon RPI closing any agreement for development or marketing rights to a Ribozyme Product with a third party for any three or less territories or countries of which none are a Major Country and a second payment for [ * ] upon closing any other agreement for development or marketing rights to a Ribozyme Product with a third party anywhere; or

          b) [ * ] upon the submission of an NDA for a Ribozyme Product in the United States.

     6.0  [ * ]



     7.0  Release.  Each party hereby agrees that all performance and duties
          -------
were satisfactorily performed by each other under the Agreement and that no further duties or obligations under the Agreement are due except for those set forth in this Letter.

     8.0  Equity Conversion and Common Stock.  The terms of the Stock Purchase
          ----------------------------------
Agreement, April 30, 1999, between the parties is unaffected by this termination. The parties agree that Lilly shall convert each share of Series L Preferred into U.S. $1,500,000 of common stock and that the Conversion Notice and Conversion Date shall be the termination date of the Agreement. The termination date of the Agreement shall be December 28, 2000..The common stock is to be valued for purpose of the conversion at the average closing price for such stock as reported on the Nasdaq National Market for the trading days between November 27 and December 28, 2000. In addition, RPI shall give Lilly three million U.S. dollars ($3,000,000) in RPI common stock based on the closing price of RPI stock on December 28, 2000, as payment for Lilly efforts in generating and providing Data.

If RPI agrees to the following terms and conditions for termination of the Agreement, please execute both copies of this letter in the space provided below and return one original to me.



/s/ Ralph E. Christoffersen
---------------------------
Ralph E. Christoffersen
President & CEO, RPI
Date: September 28, 2000

Agreed to by Lilly:

/s/ August M. Watanabe
----------------------
August M. Watanabe
President Lilly Research Laboratories
Date: September 28, 2000

[*]  Confidential treatment requested.